MarketWise Reports Fourth Quarter and
Full Year 2022 Financial Results

~ FY 2022 Revenues of $512.4 Million ~

~ FY 2022 Billings of $459.5 Million ~

~ FY 2022 Net Income of $101.2 Million ~

~ FY 2022 Adjusted CFFO of $59.3 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for the fourth quarter and year ended December 31, 2022.

Full Year 2022 and Fourth Quarter 2022 Key Performance Highlights

(Unaudited)	4Q 2022	4Q 2021	% Change	FY 2022	FY 2021	% Change
Total Subscribers (in thousands)	16,544	14,671	12.8%
Paid Subscribers (in thousands)	841	972	(13.5)%
Total net revenue (in millions)	$127.7	$146.7	(13.0)%	$512.4	$549.2	(6.7)%
Billings (in millions)	$100.9	$151.4	(33.4)%	$459.5	$729.9	(37.0)%
ARPU	$519	$742	(30.1)%
Net income (loss) (in millions)	$27.6	$35.9	(23.1)%	$101.2	$(953.9)	NM
CFFO (in millions)	$10.6	$5.0	112.0%	$48.4	$63.6	(23.9)%
Adjusted CFFO (in millions)	$18.4	$5.0	268.0%	$59.3	$197.1	(69.9)%
Full Year 2022 and Fourth Quarter 2022 Highlights(1)
▪Total net revenue decreased by $36.8 million, or 6.7%, from $549.2 million for full year 2021 to $512.4 million for full year 2022; total net revenue decreased by $19.0 million, or 13.0%, from $146.7 million in fourth quarter 2021 to $127.7 million in fourth quarter 2022
▪Billings decreased by $270.4 million, or 37.0%, to $459.5 million for full year 2022 as compared to $729.9 million for full year 2021; total Billings decreased by $50.5 million, or 33.3%, to $100.9 million in fourth quarter 2022 compared $151.4 million in fourth quarter 2021
▪Net income was $101.2 million for full year 2022 compared to a net loss of $953.9 million for full year 2021; net income was $27.6 million in fourth quarter 2022 compared to $35.9 million in fourth quarter 2021; the net loss for full year 2021 was driven by $1.1 billion in stock-based compensation, which was primarily a result of the culmination of our go-public Transaction on July 21, 2021, while stock-based compensation was $9.0 million for full year 2022. (For further information on stock-based compensation, see footnotes 1 and 2 to Table 1. Income Statement below)
▪Cash flow from operations (“CFFO”) was $48.4 million for full year 2022 compared to $63.6 million for full year 2021; CFFO was $10.6 million in fourth quarter 2022 compared to $5.0 million in fourth quarter 2021.

▪CFFO margin was 9.4% for full year 2022 as compared to 11.6% for full year 2021; CFFO margin was 8.3% in fourth quarter 2022 as compared to 3.4% in fourth quarter 2021
▪Adjusted CFFO, a non-GAAP measure, decreased by $137.8 million, or 69.9%, to $59.3 million for full year 2022 compared to $197.1 million for full year 2021; Adjusted CFFO increased by $13.4 million, or 266.5%, to $18.4 million in fourth quarter 2022 compared to $5.0 million in fourth quarter 2021
▪Adjusted CFFO margin, a non-GAAP measure, was 12.9% for full year 2022 compared to 27.0% for full year 2021; Adjusted CFFO margin was 18.2% in fourth quarter 2022 compared to 3.3% in fourth quarter 2021
▪Deferred revenue decreased by $31.4 million, or 4.4%, to $663.5 million as of December 31, 2022 compared to $710.2 million as of December 31, 2021
▪Paid Subscribers decreased by 130 thousand, or 13.4%, to 841 thousand as of December 31, 2022 as compared to 972 thousand at December 31, 2021
▪Free Subscribers increased by 2.0 million, or 14.6%, to 15.7 million at December 31, 2022 as compared to 13.7 million at December 31, 2021
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Amber Mason, Chief Executive Officer of MarketWise commented, “With heightened levels of market volatility and economic uncertainty, investor engagement fell. This affected fourth quarter and full year 2022 financial results. Importantly, we reacted quickly to the changing market dynamics. We implemented a series of measures designed to reduce our marketing and overhead costs while improving the Company’s cash flow and margins. I’m proud to say that we exceeded our $74 million cost-cutting target. Since mid-year 2022, we have realized a significant improvement in our profitability.”
Ms. Mason continued, “That said, there is much more to accomplish. As MarketWise’s CEO, I bring an operator’s perspective to my role. I have spent the last 17 years at the Company, across a broad range of roles including researcher, copywriter, publisher, and CEO of one of MarketWise’s largest brands. It’s largely within our control to further improve our operations and performance. My goal is to position the business for its next phase of growth and unlock the incredible potential that exists within our Company and our shares. I’m very excited to be leading MarketWise and optimistic about what the future holds for our Company, employees, subscribers, and shareholders.”

Update on Cost Reduction Initiative
As previously disclosed, the Company initiated a cost reduction program in June 2022, targeting $74 million of total expense savings, through a reduction in both overhead and direct marketing expense. In total, we anticipated reducing overhead by an annualized amount equal to approximately $37 million, or 15% of 2022 budgeted overhead. Through the end of fourth quarter and full-year 2022, we achieved $15 million of overhead reductions in the run-rate of expenses, or $30 million annualized, as compared to first quarter 2022. In addition, we recognized an additional $6 million of cost savings related to 2022 budgeted overhead expenditures for the second half of 2022, bringing our total annualized savings related to overhead to $36 million as compared to our budget. Additionally, we targeted a total reduction in direct marketing of $37 million, for the second half of 2022. Through the end of 2022, we achieved a total of $40 million in total expense reduction related to direct marketing, or approximately $6.6 million per month. As a result of these actions, our Adjusted CFFO margins improved to 18.2% in fourth quarter 2022 as compared to 11.0% for the first half of 2022.

Full Year 2022 Financial & Operational Results
Net revenue decreased by $36.8 million, or 6.7%, from $549.2 million for the year ended December 31, 2021 to $512.4 million for the year ended December 31, 2022. The decrease in net revenue was primarily driven by a $38.1 million decrease in term subscription revenue and a $1.8 million decrease in non-subscription revenue, partially offset by a $3.1 million increase in membership subscription revenue.
Term subscription revenue decreased during the year ended December 31, 2022 primarily due to lower Billings as compared to the 2021 period — our highest Billings in company history — which was driven by reduced engagement of prospective and existing subscribers in the 2022 period. Membership subscription revenue for the year ended December 31, 2022 benefited from the recognition of the deferred revenue we recorded in prior years. Membership subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of membership subscriptions in current and prior years, which continued to benefit us for the year ended December 31, 2022.
Billings decreased by $270.4 million, or 37.0%, to $459.5 million in 2022 as compared to $729.9 million in 2021. We believe the decrease is due in large part to reduced engagement of prospective and existing subscribers. This began in the second half of 2021 as consumers prioritized travel and leisure in lieu of spending time focusing on their investments. 2022 brought additional challenges with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine, which we believe further contributed to prospective and existing subscribers delaying their purchases.
Total net income for the year ended 2022 was $101.2 million compared to a $953.9 million loss in 2021. The net loss for 2021 was driven by $1.1 billion in stock-based compensation, which was primarily a result of the culmination of our go-public Transaction on July 21, 2021. (For further information on stock-based compensation, see footnote 2 to Table 1. Income Statement below.)
Total Paid Subscribers decreased by 130 thousand, or 13.4%, to 841 thousand as of December 31, 2022 as compared to 972 thousand at December 31, 2021, We believe the volatility across asset classes, high-inflation environment, and fears of recession have left prospective and existing subscribers hesitant to purchase or upgrade as they assess the latest economic data and the Federal Reserve’s potential next steps. These trends, which began in first quarter 2022, have continued to slow our new subscriber acquisition through fourth quarter 2022. The decreases from these factors were partially offset by the addition of approximately 16 thousand paid subscribers that joined our list with the Buttonwood Publishing transaction in third quarter 2022.
Free Subscribers increased by 2.0 million, or 14.6%, to 15.7 million at December 31, 2022 as compared to 13.7 million at December 31, 2021.
ARPU decreased by $223, or 30.1%, to $519 as of December 31, 2022 as compared to $742 as of December 31, 2021. The year-over-year decrease was driven by a 37% decrease in trailing four quarter Billings, while trailing four quarter average Paid Subscribers only decreased by 10%. The decrease in trailing four quarter Billings is due in part to the volatility across asset classes, high-inflation environment, and fears of recession that have persisted since first quarter 2022, which we believe has left prospective and existing subscribers hesitant to purchase or upgrade as they assess the latest economic data and the Federal Reserve’s potential next steps. Most of our new subscribers join us via entry level publications, which are generally at lower price points, and thus are initially dilutive to ARPU.
Net cash provided by operating activities was $48.4 million, primarily due to net income of $101.2 million adjusted for net non-cash items which reduced cash by $0.1 million, and net changes in our operating assets and liabilities which reduced cash by $52.9 million, largely due to timing differences in the net receipt of cash. The non-cash items include a change in fair value of derivative liabilities of $15.7 million, which was partially offset by stock-based compensation expense and deferred income taxes of $9.0 million and $1.5 million, respectively. The changes in operating assets and liabilities were primarily driven by a decrease in deferred revenue, which reduced cash by $52.0 million due to our overall decrease in sales, a decrease in trade and other payables, which decreased cash by $4.0 million, a decrease in other current and long-term liabilities, which decreased cash by $3.8 million, partially offset by a decrease in accounts receivable due to our overall decrease in sales, which increased cash by $3.8 million, and a net increase in deferred contract acquisition costs of $5.5 million.
Adjusted CFFO decreased by $137.8 million, or 69.9%, from $197.1 million for the year ended December 31, 2021 to $59.3 million for the year ended December 31, 2022, primarily driven by a decrease of $270.4 million in Billings. Adjusted CFFO Margin was 12.9% for full year 2022 as compared to 27.0% for full year 2021. The difference between Adjusted CFFO and CFFO is primarily stock-based compensation associated with distributions to the original Class B unitholders (For further information on stock-based compensation, see footnote 1 to Table 1. Income Statement below).
Fourth Quarter 2022 Financial & Operational Results
Total net revenue decreased by $19.0 million, or 13.0%, from $146.7 million in fourth quarter 2021 to $127.7 million in fourth quarter 2022. The decrease in total net revenue was driven by a $14.7 million decrease in term subscription revenue and a $4.2 million decrease in membership subscription revenue.
Term subscription revenue decreased during fourth quarter 2022 primarily due to lower Billings as compared to the 2021 period which was driven by reduced engagement of prospective and existing subscribers in the 2022 period.
Billings decreased by $50.5 million, or 33.3%, to $100.9 million in fourth quarter 2022 compared $151.4 million in fourth quarter 2021. We believe this decrease in Billings was due to a continued decline in customer engagement as indicated by a 20% reduction in landing page visits in fourth quarter 2022, as compared to fourth quarter 2021. We believe the decrease in engagement was a result of increased economic and market volatility experienced throughout 2022, as well as the decision to reduce direct marketing expense as part of our cost reduction initiative in the second half of the year. In fourth quarter of 2022, approximately 35% of our Billings came from membership subscriptions, 63% from term subscriptions and 2% from other Billings. In fourth quarter 2021, approximately 45% of our Billings came from membership subscriptions, 54% from term subscriptions, and 1% from other Billings.
Net income was $27.6 million in fourth quarter 2022 compared to of $35.9 million in fourth quarter 2021. We recognized stock-based compensation expenses related to the new 2021 Incentive Award Plan of $1.9 million in fourth quarter 2022, and stock-based compensation expenses related to the Class B Units of $2.3 million in fourth quarter 2021.
Net cash provided by operating activities was $10.6 million in fourth quarter 2022 as compared to $5.0 million in fourth quarter 2021. The positive CFFO this quarter was driven by net income of $27.6 million, adjusted for non-cash items which increased cash by $1.0 million, and net changes in our operating assets and liabilities which reduced cash by $18.0 million, largely due to timing differences in the net receipt of cash.
Adjusted CFFO was $18.4 million in fourth quarter 2022, compared to $5.0 million in fourth quarter 2021. The difference between Adjusted CFFO and cash flow from operating activities in fourth quarter 2022 is $7.8 million of non-recurring expenses related to severance payments.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Fourth Quarter			Full Year
	2022	2021	% Change	2022	2021	% Change
Net cash provided by (used in) operating activities	$10,611	$5,012	111.7%	$48,374	$63,632	(24.0)%
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	—	—	NM	—	123,449	NM
Non-recurring expenses	7,760	—	NM	10,950	10,000	9.5%
Adjusted CFFO	$18,371	$5,012	266.5%	$59,324	$197,081	(69.9)%

Net cash provided by (used in) operating activities	$10,611	$5,012	111.7%	$48,374	$63,632	(24.0)%
Total net revenue	127,657	146,672	(13.0)%	512,403	549,183	(6.7)%
Net cash provided by (used in) operating activities margin	8.3%	3.4%		9.4%	11.6%

Adjusted CFFO	$18,371	$5,012	266.5%	$59,324	$197,081	(69.9)%
Billings	$100,923	$151,397	(33.3)%	$459,487	$729,893	(37.0)%
Adjusted CFFO margin	18.2%	3.3%		12.9%	27.0%
The non-recurring expense addbacks in the year ended December 31, 2022 was due to one-time costs related to severance payments and professional fees related to our warrant exchange transaction.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 190 products to our community of Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW." As of December 31, 2022, the Company had 29,039,655 Class A common shares and 291,092,303 Class B common shares issued and outstanding. The Company's common stock market capitalization was approximately $547.4 million, based on the closing price of publicly traded Class A common shares of $1.71 on March 29, 2023.
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its full year and fourth quarter 2022 results on Thursday, March 30, 2022, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Fourth Quarter 2022 and Full Year 2022 Earnings Call. A telephonic replay will be available starting at 3:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13737196. The telephonic replay will be available until 11:59 p.m. Eastern Time on April 13, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.

We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our upcoming Annual Report on Form 10-K for the year ended December 31, 2022. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Fourth Quarter		Full Year
	2022	2021	2022	2021
Net revenue	$126,657	$146,252	$510,040	$547,899
Related party revenue	1,000	420	2,363	1,284
Total net revenue	127,657	146,672	512,403	549,183
Operating expenses:
Cost of revenue(1)(2)	14,369	17,589	62,697	239,251
Sales and marketing(1)(2)	50,404	65,665	235,326	296,934
General and administrative(1)(2)	34,915	31,807	114,810	960,183
Research and development(1)(2)	2,077	1,645	8,817	7,487
Depreciation and amortization	1,038	600	3,091	2,676
Related party expense	89	101	379	10,245
Total operating expenses	102,892	117,407	425,120	1,516,776
Income (loss) from operations	24,765	29,265	87,283	(967,593)
Other income (expense), net	104	6,016	15,672	16,178
Interest income (expense), net	277	(127)	(295)	(110)
Income (loss) before income taxes	25,146	35,154	102,660	(951,525)
Income tax (benefit) expense	(2,455)	(727)	1,490	2,358
Net income (loss)	27,601	35,881	101,170	(953,883)
Net income (loss) attributable to noncontrolling interests	23,305	27,309	83,180	59,426
Net income (loss) attributable to MarketWise, Inc.	$4,296	$8,572	$17,990	$(1,013,309)
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Fourth Quarter		Full Year
	2022	2021	2022	2021
2021 Incentive Award Plan	$1,780	$2,266	$8,608	$4,909
Employee Stock Purchase Plan	76	—	437	—
Vested Class B Units and change in fair value of Class B liability awards	—	—	—	934,993
Profits distributions to Class B unitholders	—	—	—	123,449
Total stock-based compensation expense	$1,856	$2,266	$9,045	$1,063,351
(2)Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Fourth Quarter		Full Year
	2022	2021	2022	2021
Cost of revenue	$476	$492	$1,972	$171,804
Sales and marketing	554	582	2,209	48,098
General and administrative	826	1,192	4,864	843,449
Total stock-based compensation expense	$1,856	$2,266	$9,045	$1,063,351

Note: During 2021, our stock-based compensation expense stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and primarily relates to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value included in overall stock-based compensation expense. However, following the consummation of the Transactions, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities ceased. During 2022, stock-based compensation is based upon any stock-based compensation associated with our 2021 Incentive Award Plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$158,575	$139,078
Accounts receivable	4,040	7,805
Prepaid expenses	11,725	13,043
Related party receivables	1,512	496
Related party notes receivable, current	—	298
Restricted cash	—	500
Deferred contract acquisition costs	99,960	82,685
Other current assets	3,363	2,484
Total current assets	279,175	246,389
Property and equipment, net	892	1,188
Operating lease right-of-use assets	9,468	10,901
Intangible assets, net	16,047	8,612
Goodwill	31,307	23,288
Deferred contract acquisition costs, noncurrent	97,658	120,386
Related party notes receivable, noncurrent	—	861
Deferred tax assets	7,332	8,964
Other assets	629	965
Total assets	$442,508	$421,554
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$686	$4,758
Related party payables, net	1,004	970
Accrued expenses	45,976	46,453
Deferred revenue and other contract liabilities	315,231	317,133
Operating lease liabilities	1,484	1,274
Other current liabilities	21,125	24,905
Total current liabilities	385,506	395,493
Deferred revenue and other contract liabilities, noncurrent	348,273	393,043
Derivative liabilities, noncurrent	1,281	2,015
Warrant liabilities	—	29,332
Operating lease liabilities, noncurrent	5,831	6,933
Total liabilities	740,891	826,816
Stockholders’ deficit / members’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 29,039,655 and 24,718,402 shares issued and outstanding at December 31, 2022 and 2021, respectively	3	2
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at December 31, 2022 and 2021, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Additional paid-in capital	106,852	97,548
Accumulated other comprehensive loss	44	(9)
Accumulated deficit	(128,125)	(146,115)
Total stockholders’ deficit / members’ deficit attributable to MarketWise, Inc.	(21,197)	(48,545)
Noncontrolling interest	(277,186)	(356,717)
Total stockholders’ deficit / members’ deficit	(298,383)	(405,262)
Total liabilities, noncontrolling interest, and stockholders’ deficit / members’ deficit	$442,508	$421,554

Table 3. Cash Flows

(Unaudited, in thousands)	Full Year
	2022	2021
Cash flows from operating activities:
Net loss	$101,170	$(953,883)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,091	2,676
Impairment of right-of-use assets	287	—
Stock-based compensation	9,045	210,912
Change in fair value of derivative liabilities – Class B Units	—	728,079
Change in fair value of derivative liabilities – other	(15,665)	(18,017)
Deferred taxes	1,490	2,358
Unrealized gains on foreign currency	(97)	(38)
Noncash lease expense	1,925	1,894
Gain on sale of cryptocurrencies	—	(105)
Changes in operating assets and liabilities:
Accounts receivable	3,765	4,593
Related party receivables and payables, net	(982)	(1,167)
Prepaid expenses	1,318	(4,513)
Other current assets and other assets	(543)	(744)
Cryptocurrency intangible assets	—	109
Deferred contract acquisition costs	5,453	(95,835)
Trade and other payables	(3,975)	(7,282)
Accrued expenses	(477)	14,205
Deferred revenue	(51,980)	175,553
Derivative liabilities	—	662
Operating lease liabilities	(1,671)	(1,154)
Other current and long-term liabilities	(3,780)	5,329
Net cash provided by operating activities	48,374	63,632
Cash flows from investing activities:
Cash paid for Chaikin acquisition, net of cash acquired	(12,770)	(7,139)
Acquisition of non-controlling interests, including transaction costs	(297)	—
Purchases of property and equipment	(35)	(157)
Purchases of intangible assets	—	(892)
Capitalized software development costs	(136)	(123)
Net cash used in investing activities	(13,238)	(8,311)
Cash flows from financing activities:
Net proceeds from the Transactions	—	113,641
Issuance of related party notes receivable	—	(11)
Proceeds from related party notes receivable	1,159	—
Proceeds from issuance of common stock	827	—
Restricted stock units withheld to pay taxes	(515)	—
Repurchases of stock	(13,054)	(3,340)
Distributions to members	—	(135,451)
Distributions to noncontrolling interests	(4,609)	(5,517)
Net cash used in financing activities	(16,192)	(30,678)
Effect of exchange rate changes on cash	53	8
Net increase in cash, cash equivalents and restricted cash	18,997	24,651
Cash, cash equivalents and restricted cash — beginning of period	139,578	114,927
Cash, cash equivalents and restricted cash — end of period	$158,575	$139,578

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